Exhibit 99.1

DISH Network Reports Third Quarter 2015 Financial Results

ENGLEWOOD, Colo., Nov. 9, 2015 — DISH Network Corporation (NASDAQ: DISH) today reported revenue totaling $3.73 billion for the quarter ending Sept. 30, 2015, compared to $3.68 billion for the corresponding period in 2014. Subscriber-related revenue increased to $3.7 billion from $3.65 billion in the year-ago period.

Net income attributable to DISH Network totaled $196 million for the quarter ending Sept. 30, 2015, compared to net income of $146 million from the year-ago quarter. Diluted earnings per share for the quarter ending Sept. 30, 2015 were $0.42, compared with $0.31 during the same period in 2014.

For the three and nine months ended Sept. 30, 2015, DISH has included all of its Sling TV live, linear streaming over-the-top Internet-based television services in the company’s total Pay-TV metrics, including in the Pay-TV subscriber, Pay-TV ARPU and Pay-TV churn rate numbers set forth below. Sling TV subscribers are included net of disconnects.

In the third quarter, DISH activated approximately 751,000 gross new Pay-TV subscribers, compared to approximately 691,000 gross new Pay-TV subscribers in the prior year’s third quarter. Net Pay-TV subscribers declined approximately 23,000 in the third quarter, compared to a loss of approximately 12,000 in the third quarter 2014.

The company closed the third quarter with 13.909 million Pay-TV subscribers, compared to 14.041 million Pay-TV subscribers at the end of third quarter 2014.

Pay-TV ARPU for the third quarter totaled $86.33, compared to the year-ago period’s Pay-TV ARPU of $84.39. Pay-TV subscriber churn rate was 1.86 percent versus 1.67 percent for third quarter 2014.

DISH added approximately 13,000 net broadband subscribers in the third quarter, bringing its broadband subscriber base to approximately 608,000.

Year-to-Date Review

For the first nine months of 2015, DISH Network’s revenue was $11.29 billion, compared to $10.96 billion in revenue from the same period last year. Year to date, net income attributable to DISH Network totaled $872 million, compared to $535 million from the same period last year. Diluted earnings per share were $1.88 for the first nine months of 2015, compared with $1.16 during the same period in 2014.

Detailed financial data and other information are available in DISH Network’s Form 10-Q for the quarter ended Sept. 30, 2015, filed today with the Securities and Exchange Commission.

DISH Network will host its third quarter 2015 financial results conference call today at noon ET. The dial-in numbers are (800) 616-6729 (U.S.) and (763) 488-9145, conference ID number 61355891.

A webcast replay will be available on DISH’s Investor Relations website [http://dish.client.shareholder.com] today from 6 p.m. to 12 a.m. ET.

About DISH

DISH Network Corp. (NASDAQ: DISH), through its subsidiaries, provides approximately 13.909 million pay-TV subscribers, as of Sept. 30, 2015, with the highest-quality programming and technology with the most choices at the best value. DISH offers a high definition line-up with more than 200 national HD channels, the most international channels and award-winning HD and DVR technology. DISH Network Corporation is a Fortune 250 company. Visit www.dish.com.

# # #

Media Contact

Robert Toevs

303-723-2010

bob.toevs@dish.com

@DISHNews

Investor Contact

Jason Kiser

303-723-2210

jason.kiser@dish.com